LETTER AGREEMENT


Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois  60611

      This Agreement is made as of this 1st day of June 2009 between DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust (the Trust ), and DRIEHAUS CAPITAL MANAGEMENT LLC, a
Delaware limited liability company (the  Adviser ).

      WHEREAS, the Trust and Driehaus Capital
Management, Inc., the predecessor to the Adviser, have entered into an Investment Advisory Agreement dated September 25, 1996, as amended from time to time (the Advisory Agreement ), under which the Trust has agreed to retain the Adviser to render investment advisory and management services to Driehaus Emerging Markets Growth Fund, Driehaus
International Discovery Fund, Driehaus International
Small Cap Growth Fund, Driehaus Global Growth
Fund, Driehaus Mid Cap Growth Fund and Driehaus
Large Cap Growth Fund (the Current Portfolios ), and the Adviser has agreed to render such services to the Current Portfolios, together with any other Trust portfolios that may be established later (collectively, the Portfolios and individually a Portfolio );

      WHEREAS, pursuant to Paragraph 2 of the
Advisory Agreement, the Trust hereby notifies the Adviser of its desire to retain the Adviser to render investment advisory and management services to an additional portfolio to be known as the Driehaus
Active Income Fund (the  New Portfolio ); and

      WHEREAS, by signing this Agreement below, the Adviser agrees to render such services whereupon the New Portfolio shall become a Portfolio under the Advisory Agreement.

      NOW THEREFORE, in consideration of the
premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1.	The Trust hereby appoints the Adviser as
investment adviser and manager for the New
Portfolio under the Advisory Agreement and
the Adviser hereby accepts such appointment
and agrees to perform the services and duties
set forth in the Advisory Agreement on the
terms set forth therein, except as otherwise
provided in this Agreement.
2.	This Agreement shall become effective as of
the date first above written and, unless sooner
terminated as provided in Paragraph 9 of the
Advisory Agreement, shall continue until
September 30, 2009.  Thereafter, this
Agreement will be extended with respect to the
New Portfolio for successive one-year periods
ending on September 30 of each year, subject
to the provisions of Paragraph 9 of the
Advisory Agreement.
3.	For the services provided and the expenses
assumed under this Agreement, the Trust shall
pay the Adviser a fee, computed daily and
payable monthly, at an annual rate of: 0.55% of
average daily net assets of the Driehaus Active
Income Fund.  For the month and year in
which this Agreement becomes effective or
terminates, there shall be an appropriate
proration of such fee on the basis of the number
of days that the Agreement is in effect during
the month and year, respectively.
4.	All the other terms and conditions of the
Advisory Agreement shall remain in full effect.

5.	This Agreement is hereby incorporated by
reference into the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory
Agreement, the terms of the Advisory
Agreement are controlling.

      IN WITNESS WHEREOF, the Trust and the
Adviser have caused this Agreement to be executed as of the day and year first above written.

DRIEHAUS
MUTUAL
FUNDS




      By: /s/Richard H.
Driehaus


Richard H.
Driehaus

	President
ATTEST:_/s/Jeannette L. Lewis______
               Jeannette L. Lewis
               Assistant Secretary


DRIEHAUS
CAPITAL
MANAGEMENT
LLC

By: /s/Robert H.
Gordon


	Robert H.
Gordon
	President and
Chief
Executive
Officer


ATTEST: /s/Jeannette L. Lewis
	Jeannette L. Lewis
	Assistant Secretary



4